Worldbid Corporation Amends Terms of Merger Agreement

FOR IMMEDIATE RELEASE

BLAINE, WA -- (MARKET WIRE) – February 14, 2007 -- Worldbid Corporation (OTC BB:WBDC.OB - News) (the "Company") announced today that it has amended the terms of their Agreement and Plan of Merger entered into on August 23, 2006 (the “Prior Plan of Merger”) with Royalite Petroleum Corp. by:

(a)	terminating the provisions of the Prior Plan of Merger in their entirety; and

(b)	entering into an Amended and Restated Agreement and Plan of Merger (the “Amended Plan of Merger”).

Under the terms of the Amended Plan of Merger, Royalite will merge with and into Royalite Acquisition Corp., a wholly owned subsidiary of the Company incorporated solely for the purpose of completing the Amended Plan of Merger (“Worldbid Sub”), with Worldbid Sub continuing as the surviving corporation. The Company will issue one share of the Company’s common stock in exchange for each outstanding share of Royalite common stock. Royalite currently has 24,960,667 shares of common stock outstanding. Immediately following the merger of Royalite and Worldbid Sub, the Company intends to merge Worldbid Sub with and into the Company, with the Company as the surviving corporation (the “Second Merger”). As part of the Second Merger, the Company intends to change its name to “Royalite Petroleum Company Inc.”

Under the terms of the Prior Plan of Merger, the completion of the merger between the Company and Royalite had been conditional, among other things, upon the disposition by the Company of its interest in its wholly owned subsidiary, Worldbid International Inc. (formerly Worldbid Canada Corporation). Under the terms of the Amended Plan of Merger, the Company is no longer required to divest itself of Worldbid International Inc. As a result, the Company no longer intends to proceed with the spin-off (the “Spin-Off”) of Worldbid International Inc. to the Company’s stockholders or otherwise dispose of Worldbid International Inc.

Under Nevada law, the Amended Plan of Merger and the Second Merger do not require the approval of the Company’s stockholders. Furthermore, the Company no longer intends to proceed with the Spin-Off. As a result, the Company’s Board of Directors have cancelled the special meeting called for the purpose of obtaining stockholder approval of the Prior Plan of Merger and the Spin-Off.

The Amended Plan of Merger is expected to be completed on or before February 28, 2007, however completion of the Amended Plan of Merger continues to be subject to a number of conditions, including:

(a)	Royalite obtaining the approval of its stockholders for the Amended Plan of Merger; and

(b)	Royalite delivering the financial statements required under Securities Exchange Act of 1934 and the US Securities and Exchange Commission’s rules promulgated thereunder.

Royalite has called a meeting of its stockholders to be held on February 22, 2007 for the purpose of obtaining approval of the Amended Plan of Merger.

This Press Release may contain, in addition to historical information, forward-looking statements. These forward looking statements are based on management's expectations and beliefs, and may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular there is no assurance that the Amended Plan of Merger will be completed as described above. There is no assurance that the conditions of the Amended Plan of Merger will be satisfied or waived. Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

WORLDBID CORPORATION

/s/ Logan B. Anderson
________________________
Logan B. Anderson, President

For more information contact:

Logan B. Anderson, President
Worldbid Corporation
(360) 201-0400
loganbanderson@hotmail.com

For information regarding Royalite, please contact:

Michael L. Cass, President
Royalite Petroleum Corp.
(512) 402-0910
royalitepetro@aol.com